Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-000000) pertaining to the CTC Media, Inc. 2009 Stock Incentive Plan, option to purchase 3,042,482 shares pursuant to a Non-Plan Stock Option Agreement of our reports dated March 2, 2009, with respect to the consolidated financial statements of CTC Media, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of CTC Media, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst&Young LLC

Moscow, Russia

November 5, 2009